Exhibit 99.1

BTCS Calls On Shareholders to Protect their Investment by Not Lending their Shares

Silver Spring, MD – (Globe Newswire – February 6, 2023) – BTCS Inc. (Nasdaq: BTCS) (“BTCS” or the “Company”), a blockchain technology-focused company, is calling on its shareholders to take action to protect their investment.

The Company’s public float is comprised of over 35,000 shareholders holding approximately 8.7 million shares, of which it estimates over 80% are held at 4 brokerage firms. In addition to this concentration of shares, the Company believes many of these shares may be held in margin accounts, potentially making it very easy for short sellers to borrow those shares.

“I want to alert our shareholders that they can take simple actions to protect their investment,” said Charles Allen, CEO of BTCS. “Over the past few decades, the financial industry has undergone a profound transformation with the shift towards zero-commission trading. This evolution has led to an increased reliance on alternative sources of revenue for brokerage firms, such as paying for order flow and lending out shares to facilitate short selling. This dynamic is both veiled and detrimental to Main Street, creating an unfair playing field for retail investors who make up the majority of BTCS’s shareholders. At BTCS, we believe in fair and transparent markets and the innovative technology behind blockchains which can help restore fairness and transparency to our financial systems.”

For long-term shareholders that believe in the Company’s future, the Company implores you to consider taking one of the following actions:

1)	hold your BTCS shares in a cash account at your brokerage firm instead of a margin account, or

2)	opt-out of any securities lending programs which should stop your broker from lending your shares, or

3)	move your shares to Equity Stock Transfer, the Company’s transfer agent. The Company will pay all transfer agent costs associated with moving your shares both to and from your brokerage account provided they are DRS transfers. Please note that once your shares are moved to our transfer agent, your ability to timely transfer your shares back to a brokerage firm and sell may be a longer process.

“Any long term investor holding shares in a company implies an inherent belief in that company’s success. Therefore, it’s counterintuitive to support actions that make it easier for institutions to bet against you and your investment,” continued Allen. “The SEC in its June 10, 2021 Investor Bulletin specficaly warned investors about securities lending.”

Relevant excerpt from SEC bulletin below:

Securities Lending

“Some margin accounts allow the brokerage firm to lend out securities in the account to a third-party, at any time without notice or compensation to the account holder, if the investor has any outstanding margin loan in the account. While shares are lent out, you may lose the voting rights associated with those shares. You will still receive a payment for any dividends related to lent out shares. However, since you are not the official holder of the shares, the payment you receive may be taxed differently. Ask your brokerage firm if its margin accounts allow for securities lending, and if so, to explain how it works and may impact the securities in the account.”

Lastly, this strategy and philosophy should extend beyond just your BTCS holdings and may help protect your other investments.

Investor Notice

The Company encourages you to speak with your financial advisor about any transactions and strategies such as using cash accounts to hold your securities instead of margin accounts and the lack of liquidity resulting from holding your shares at our transfer agent to ensure they are appropriate for your individual circumstances. While the Company will cover the cost of any transfer agent fees for DRS transfers it will not cover the cost of any fees charged by brokerage firms or DWAC transfers.

About BTCS:

BTCS Inc. is a Nasdaq listed company operating in the blockchain technology space since 2014 and is one of the first U.S. publicly traded companies with a primary focus on blockchain infrastructure and staking. BTCS secures and operates validator nodes on disruptive next-generation blockchain networks that power Web 3, earning native token rewards by staking our proof-of-stake digital assets.

“StakeSeeker” is BTCS’ newly introduced proprietary Cryptocurrency Dashboard and Staking-as-a-Service platform, developed to empower users to better understand and grow their crypto holdings with innovative portfolio analytics and a non-custodial process to earn staking rewards on digital asset holdings. Users can easily link and monitor their cryptocurrency portfolios across exchanges, wallets, validator nodes, and other sources; and have access to a suite of data analytic tools such as performance and reward tracking.

StakeSeeker’s Staking Hub allows users to earn rewards by participating in network consensus mechanisms by staking and delegating their cryptocurrencies to company-operated validator nodes for a growing number of supported blockchains.

As a non-custodial validator operator, BTCS will receive a percentage of token holders staking rewards generated as a validator node fee, creating the potential opportunity for a highly scalable business with limited additional costs. For more information visit: www.btcs.com.

Investor Relations:

ir@btcs.com

Public Relations:

Mercy Chikowore

m.chikowore@btcs.com